                                                                    EXHIBIT 99.1

                         [IMPERIAL SUGAR COMPANY LOGO]


                                                           FOR IMMEDIATE RELEASE

NEWS

                             Contact:
                                          Mark Q. Huggins
                                          Managing Director and
                                          Chief Financial Officer
                                          (281) 490-9587


                             Investor Relations:
                                          Morgen-Walke Associates
                                          Gordon McCoun, Jeffrey Zack
                                          Media Contact: Stacey Nield
                                          (212) 850-5600

                         IMPERIAL SUGAR COMPANY REPORTS
                       FISCAL 2000 FOURTH QUARTER RESULTS

          ANNOUNCES STATUS OF NEGOTIATIONS FOR FINANCIAL RESTRUCTURING

     SUGAR LAND, TX, December 14, 2000 -- Imperial Sugar Company (AMEX:IHK) today reported results for the fourth quarter and full year of the fiscal year ended September 30, 2000, and announced the status of negotiations for financial restructuring.

     The Company indicated that it was not in compliance with certain financial covenants under its Senior Credit Agreement at September 30, 2000, and that it will not pay $12.2 million in interest on its $250 million 9 3/4% Senior Subordinated Notes ("Notes") due December 15, 2000. The indenture for the Notes provides a thirty-day grace period. The Company and its senior lenders have entered into an interim waiver agreement waiving effective through January 8, 2001, this non-compliance and the effect of not paying the scheduled December 15th interest payment on the Notes. Under this agreement, the Senior Credit Agreement lenders will continue to provide working capital financing for the Company's
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Imperial Sugar Company Report Fourth Quarter Results                    Page 2


operations. The Company also announced that the liquidity line of credit issued in favor of the purchaser of its accounts receivable purchase facility has been extended to January 8, 2001.

     "We and our financial advisors, Wasserstein Perella & Company, have been working over the past several months with Harris Trust and Savings Bank, the agent bank for our Senior Credit Agreement lenders, as well as a steering committee of lenders under that agreement, and with an ad hoc committee of our noteholders to develop a consensual restructuring plan that will enable us to delever our balance sheet through a conversion of the Company's Notes into common equity and greatly enhance the financial strength of Imperial Sugar, while enabling it to remain an independent company under existing management," stated James C. Kempner, President and CEO.

     "These discussions have been constructive and fruitful, and I believe we will soon reach an agreement with both groups of creditors which will put the Company on track to complete a restructuring during fiscal 2001," Mr. Kempner continued. "Whether a Chapter 11 filing is utilized or not to complete the restructuring, our discussions with the two creditor groups contemplate that our suppliers and other trade creditors will continue to be paid in full and on time, that agreements and contracts with customers will remain in force and that there will be no disruption in our operations."

     Net sales for the fourth quarter were $457.2 million, compared with net sales of $487.9 million for the year-ago period. The Company reported a net loss of $37.1 million for the quarter, or $(1.15) per diluted share, compared to a net loss of $8.6 million, or $(0.27) per diluted share, for the same period last year.

     Net sales in the Company's sugar segment decreased year over year, primarily as a result of lower sales prices for refined sugar. Foodservice net sales declined primarily as a result of lower sales prices received for refined sugar sold in foodservice markets.

     Gross margin in the recent quarter decreased to $19.4 million, or 4.2% of net sales, from $39.9 million, or 8.2% of net sales, reported in the same period a year ago. The decrease was primarily
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Imperial Sugar Company Report Fourth Quarter Results                    Page 3


attributable to significantly lower sales prices for refined sugar in both the sugar and foodservice segments as well as higher energy costs, particularly in California, which more than offset benefits from lower raw sugar costs during the fiscal 2000 fourth quarter.

     As previously announced, the Company will discontinue processing sugar beets in December at its two Northern California sugarbeet factories and has ceased refining operations in its Clewiston, Florida plant. As a result, the Company took a charge in the fourth quarter of approximately $27.5 million, or $17.9 million ($0.55 per share) after tax, of which approximately $16.0 million before tax is related to impairment costs. Additionally, during the fourth quarter, the Company forfeited to the Commodity Credit Corporation ("CCC") refined beet sugar securing $47.1 million of non-recourse loans from the CCC in full satisfaction of the principal and interest due on those loans. The forfeited value of the refined sugar exceeded the value realizable in a market sale.

     For fiscal 2000, the Company reported net sales of $1.8 billion, slightly below those recorded in fiscal 1999. Net loss for the full year ended September 30, 2000, was $34.7 million, or $(1.07) per diluted share, versus a net loss of $18.1 million, or $(0.57) per diluted share, a year ago. Excluding securities gains of $23.3 million after tax, or $0.72 per diluted share, and the charge for discontinuing sugar production at the facilities described above, the Company would have reported a net loss of $40.0 million, or $(1.24) per diluted share, in fiscal 2000. Excluding a non-recurring, non-cash charge of $10.9 million after tax, or $(0.34) per diluted share, to write off its investment in a limited partnership, and a gain on sales of securities of $3.0 million after tax, or $0.10 per diluted share, the Company would have reported a net loss of $10.2 million, or $(0.32) per diluted share, in fiscal 1999.

     At September 30, 2000, available unused borrowing capacity under the Senior Credit Agreement was $97.5 million. Available unused borrowing capacity at December 12, 2000, was $81.4 million.

     In light of its non-compliance with certain financial covenants at September 30, 2000, the Company has classified substantially all of its long-term debt as current liabilities.
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Imperial Sugar Company Report Fourth Quarter Results                    Page 4



     Imperial Sugar Company is the largest processor and marketer of refined sugar in the United States and a major distributor to the foodservice market. The Company markets its products nationally under the Imperial(TM), Dixie Crystals(TM), Spreckels(TM), Pioneer(TM), Holly(TM), Diamond Crystal(TM) and
Wholesome Sweeteners(TM) brands.   Additional information about Imperial Sugar
may be found on its web site at www.imperialsugar.com.
                                ---------------------

Statements regarding the status of financing arrangements, the status and outcomes of restructuring discussions, future market prices, operating results, synergies, sugarbeet acreage, future operating efficiencies, cost savings and other statements which are not historical facts contained in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These include, but are not limited to, the negotiating positions of various constituencies, the results of negotiations, market factors, the effect of weather and economic conditions, farm and trade policy, the ability of the Company to realize planned cost savings, the available supply of sugar, available quantity and quality of sugarbeets and other factors detailed in the Company's Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

                               - TABLES FOLLOW -
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                    IMPERIAL SUGAR COMPANY AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)
                     (In Thousands, Except Per Share Data)



                                                                Three Months Ended                      Twelve Months Ended
                                                                  September 30,                            September 30,
                                                            --------------------------             ------------------------------
                                                              2000              1999                  2000                1999
                                                            --------         ---------             ----------          ----------
Net Sales                                                   $457,154         $487,895              $1,821,231          $1,888,630
Cost of Sales                                                437,761          448,041               1,682,529           1,704,339
                                                            --------         --------              ----------          ----------
Gross Margin                                                  19,393           39,854                 138,702             184,291
Selling, General & Administrative                             24,889           24,938                  87,004              85,115
Asset Impairment & Other Charges                              27,541               --                  27,541                  --
Depreciation & Amortization                                   10,601           12,195                  51,979              51,272
                                                            --------         --------              ----------          ----------
Operating Income (Loss)                                      (43,638)           2,721                 (27,822)             47,904
Interest Expense                                             (13,154)         (14,072)                (56,656)            (59,071)
Securities Gains                                                  --               26                  35,874               4,697
Loss on Equity Investment in Partnership                          --               --                      --             (16,706)
Other                                                            147             (522)                    954               1,598
                                                            --------         --------              ----------          ----------
Loss Before Income Tax Benefit                               (56,645)         (11,847)                (47,650)            (21,578)
Income Tax Benefit                                           (19,542)          (3,263)                (12,973)             (3,454)
                                                            --------         --------              ----------          ----------
Net Loss                                                    $(37,103)        $ (8,584)             $  (34,677)         $  (18,124)
                                                            ========         ========              ==========          ==========
Basic and Diluted Loss Per Share
  Common Stock:                                             $  (1.15)        $  (0.27)             $    (1.07)         $    (0.57)
Weighted Average Shares Outstanding                       32,361,994       32,200,474              32,293,759          31,712,602

Note: Includes the results of Diamond Crystal from November 2, 1998.

                    IMPERIAL SUGAR COMPANY AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (Unaudited)
                                 (In Thousands)


                                             September 30,      September 30,
                                                 2000               1999
                                             -------------      -------------
CURRENT ASSETS:
  Cash and temporary investments               $    6,533         $    7,925
  Marketable securities                             4,612             65,496
  Accounts receivable                              63,378             64,458
  Inventories:
    Finished Products                              97,625            157,869
    Raw and in-process materials                   50,261             61,299
    Supplies                                       39,585             39,896
                                               ----------         ----------
      Total Inventory                             187,471            259,064
  Deferred costs and prepaid expenses              48,251             43,461
                                               ----------         ----------
    Total current assets                          310,245            440,404

PROPERTY, PLANT AND EQUIPMENT - net               357,681            402,364
GOODWILL & OTHER INTANGIBLES - net                395,818            406,627

OTHER ASSETS                                       29,946             31,388
                                               ----------         ----------
  TOTAL                                        $1,093,690         $1,280,783
                                               ==========         ==========

CURRENT LIABILITIES:
  Accounts payable                             $  105,457         $  141,428
  Short-term borrowings                             1,671              1,611
  Current and deemed current maturities
   of long-term debt                              436,350             12,114
  Deferred income taxes-net                        16,285             10,719
  Other current liabilities                       114,646             72,443
                                               ----------         ----------
    Total current liabilities                     674,409            238,315

LONG TERM DEBT - net                               20,000            553,577
DEFERRED INCOME TAXES - net                         1,117             32,481
EMPLOYEE BENEFITS & OTHER CREDITS                  79,563             82,986
SHAREHOLDERS' EQUITY                              318,601            373,424
                                               ----------         ----------
    TOTAL                                      $1,093,690         $1,280,783
                                               ==========         ==========

Detail of Long Term Debt
------------------------

LONG TERM DEBT:
  Senior Revolving Credit Facility             $   30,000         $   91,500
  Senior Term Debt                                150,767            192,068
  Subordinated Debt                               250,000            250,000
  Other                                            25,583             32,123
                                               ----------         ----------
    Total long term debt                          456,350            565,691
  Current and deemed current maturities
    of long-term debt                             436,350             12,114
                                               ----------         ----------
LONG TERM DEBT - net                           $   20,000         $  553,577
                                               ==========         ==========